                                                     INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Oppenheimer Series Fund, Inc:

We consent to the use in this Registration Statement of Oppenheimer Disciplined Allocation Fund and Oppenheimer Value Fund
(collectively the Oppenheimer Series Fund, Inc.) of our reports dated November 21, 2002, included in the Statements of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectuses, which is also part of such Registration Statement and "Independent Auditors" appearing in the Statements of Additional Information.

                                            KPMG LLP

Denver, Colorado
December 20, 2002